LOAN AGREEMENT

     This Loan Agreement dated as of December 22, 1998 (the "Agreement") by and between Marcam Solutions, Inc., a Delaware corporation (the "Company"), and Jonathan C. Crane (the "Executive"):

                                   WITNESSETH:

     WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of December 22, 1998 (the "Employment Agreement"); and

     WHEREAS, the Executive desires to borrow from the Company, and the Company is willing to lend to the Executive, up to $700,000 on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of these premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Certain Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement that are defined in the Employment Agreement shall have the meanings assigned to them in the Employment Agreement, and the rules of construction and documentary convention set forth in the Employment Agreement shall apply to this Agreement.

     2. Loan. In addition to any other amounts the Company has been or is subsequently authorized to lend to the Executive, the Company shall lend to the Executive up to an aggregate principal amount of $700,000 (the "Loan") from time to time as requested by the Executive. The Loan shall be represented by a Promissory Note in the form set forth as Exhibit A (the "Note"). Prior to receiving the first advance under the Loan, the Executive shall duly execute and deliver the Note to the Company.

     3. Maturity. The Loan shall mature on the earlier of (i) October 27, 2001,
(ii) the date 120 days after the expiration or termination of the Executive's employment with the Company under the Employment Agreement, or (iii) if the Executive accepts employment with, or becomes a consultant or advisor to, a person that the Board of Directors of the Company determines in its sole and absolute discretion is a competitor of the Company or otherwise competes with or assists any person in competing with the Company (regardless of whether such action violates any agreement the Executive has with the Company) (a "Competitive Activity"), prior to the commencement of the Executive's Competitive Activity.

     4. Mandatory Prepayment. (a) The Company may require repayment of the Loan (including any interest and other amounts owing thereunder), and may terminate this Agreement, at any time when the Company's cash and cash equivalents are less than $10,000,000. The Company may exercise this right by delivering written notice to the Executive demanding

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                             Loan Agreement--Page 2

repayment of the Loan (including any interest and other amounts owing thereunder), terminating this Agreement, or both. If the Company demands repayment of the Loan (including any interest and other amounts owing thereunder), terminates this Agreement, or both, the Executive shall repay the Loan (including any interest and other amounts owing thereunder) within 30 days of such action by the Company.

        (b) If the Executive sells any shares of the Company's common stock, par value $.01 per share (the "Common Stock"), now or hereafter beneficially owned by him, the Executive shall use the proceeds received by him from such sale, less any federal or state taxes and brokerage commissions or underwriting discounts the Executive is required to pay as a result of such sale, to permanently repay the amounts outstanding under the Loan. At the time of such repayment, the Executive shall provide the Company with a statement in reasonable detail setting forth the terms of such sale, the gross proceeds form such sale, and the federal and state taxes and brokerage commissions or underwriting discounts the Executive is required to pay as a result of such sale. All payments received by the Company hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal. The principal amount the Executive is entitled to borrow under this Agreement shall be permanently reduced by the amount of any principal repaid pursuant to this
Section 4(b).

     5. Right of Offset. The Company shall have the right to offset any amounts owing by the Company to the Executive pursuant to the Employment Agreement against any amounts owing by Executive to the Company, including those owing pursuant to this Agreement and the Note. To the extent that the Executive owes money to the Company pursuant to this Agreement or the Note and such payment is not then due, the Company may exercise its offset rights by paying any amounts owing by the Company to the Executive at the time to a responsible escrow agent to be held in escrow until the Executive's obligations under this Agreement and the Note are performed or satisfied in full.

     6. Miscellaneous. (a) This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

        (b) Except as otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

        (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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                             Loan Agreement--Page 3

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          MARCAM SOLUTIONS, INC.


                                          By: /s/ Joe M. Henson
                                              -------------------------
                                              Joe M. Henson
                                              Director



                                              /s/ Jonathan C. Crane
                                              -------------------------
                                              Jonathan C. Crane